EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Commences Patent Litigation against 16 Data Networking Companies

Lawsuit against Hewlett-Packard, Alcatel-Lucent, Juniper, Avaya and Dell, among others, involves Network-1’s Remote Power Patent and Power over Ethernet Technology.

New York, September 19, 2011– Network-1 Security Solutions, Inc. (OTC BB: NSSI) announced today that it has initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of United States Patent No. 6,218,930 (the “Remote Power Patent”).

Named as defendants in the lawsuit, excluding related parties, are Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom, Inc., Samsung Electronics Co., Ltd, ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc.

Network-1 seeks monetary damages based upon reasonable royalties.

The Remote Power Patent, entitled “Apparatus and Method for Remotely Powering Access Equipment Over a 10/100 Switched Ethernet Network,” relates to, among other things, a key technology used in equipment that complies with the IEEE 802.3af Power Over Ethernet (PoE) standard (the “PoE Standard”) that was approved in June 2003 by the Institute of Electrical and Electronic Engineers (the “IEEE”). PoE delivers power over Ethernet cables to remotely power network connected devices including wireless switches, wireless access points, RFID card readers, VOIP telephones, and network cameras. The Remote Power Patent was granted by the United States Patent and Trademark Office on April 17, 2001 and expires on March 11, 2020.

As previously disclosed, on July 19, 2010, Network-1 settled its previous patent litigation against Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc., for infringement of the Remote Power Patent. In August 2005, Network-1 initiated patent litigation against D-Link Systems and D-Link Corporation relating to the Remote Power Patent. In May 2007, after two years of protracted litigation, D-Link Systems and D-Link Corporation also agreed to license the Remote Power Patent. Network-1 presently has eleven licensees to the Remote Power Patent.

“We have made repeated efforts, at considerable expense, to license the Remote Power Patent on reasonable terms to companies manufacturing and selling Power over Ethernet technology”, said Corey M. Horowitz, Chairman and CEO of Network-1. “ We hope that the remainder of the industry will license our patented technology rather than devote substantial resources to continued litigation.”

“We prefer licensing the Remote Power Patent without the distraction and cost of litigation. But, as we have made very clear, we will take whatever action is necessary to protect our intellectual property rights,” Mr. Horowitz continued. “As demonstrated in litigating our last case through trial, we are willing to litigate and will continue to do so until those using our intellectual property without permission take a license to the Remote Power Patent.”

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. Network-1 has 11 license agreements with respect to its Remote Power Patent that include, among others, license agreements with Cisco Systems, Inc., Cisco-Linksys, Inc., Extreme Networks, Inc., Netgear Inc. and several other data networking vendors. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2010 including, among others, the ability of Network-1 to enter into additional license agreements with third parties for its intellectual property or the intellectual property of its strategic partners, the ability of Network-1 to receive significant royalties from its existing license agreements, the uncertainty of patent litigation, Network-1's ability to achieve revenues and profits from its intellectual property or the intellectual property of its strategic partners, Network-1's ability to execute its strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770
(917) 692-0000